As filed with the Securities and Exchange Commission on May 8, 2012

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

 _______________

NORTHEAST UTILITIES
(Exact name of registrant as specified in its charter)

Massachusetts	04-2147929
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
One Federal Street, Building 111-4, Springfield, MA (Address of Principal Executive Offices)	01105 (Zip Code)

NSTAR 2007 Long Term Incentive Plan

NSTAR 1997 Share Incentive Plan

NSTAR Savings Plan

(Full titles of the plans)

_____________

GREGORY B. BUTLER

Senior Vice President, General Counsel and Secretary

Northeast Utilities

56 Prospect Street

Hartford, Connecticut  06103-2818

(Name and address of agent for service)

(860) 665-5000

(Telephone number, including area code, of agent for service)
_______________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

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CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)(2)	Proposed maximum Offering price per share (3)	Proposed maximum aggregate offering price	Amount of registration fee
Common shares, $5.00 par value per share	8,260,209	36.04	$297,697,932.36	$34,116.19

(1)

The common shares, par value $5.00 per share (“Common Shares”), of Northeast Utilities registered are issuable pursuant to incentive share plans of NSTAR assumed by Northeast Utilities in connection with the Merger (as defined in the Explanatory Note, below), including 1,121,760 Common Shares issuable upon exercise of awards granted prior to the Merger under the NSTAR 1997 Share Incentive Plan; 2,160,527 Common Shares issuable pursuant to awards granted prior to the Merger under the NSTAR 2007 Long Term Incentive Plan; and 977,922 Common Shares available for future grant under the NSTAR 2007 Long Term Incentive Plan. Also includes 4,000,000 Common Shares to be purchased from time to time for participants in the NSTAR Savings Plan.

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional Common Shares which may become issuable under the above-named plans by reason of any share split, share dividend, recapitalization or other similar transactions effected without consideration which results in an increase in the number of the outstanding Common Shares of Northeast Utilities.  Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold in the NSTAR Savings Plan.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high ($36.28) and low ($35.80) prices of the Registrant’s Common Shares, as reported on the New York Stock Exchange on May 4, 2012.

_______________

EXPLANATORY NOTE

Northeast Utilities (the “Company”) has prepared and filed this Registration Statement to effect the registration under the Securities Act of 1933, as amended, of common shares of the Company (as defined below) (i) issuable pursuant to awards previously granted under the NSTAR 2007 Long Term Incentive Plan and the NSTAR 1997 Share Incentive Plan (together, the “NSTAR Plans”), (ii) reserved for grant under the NSTAR 2007 Long Term Incentive Plan and (iii) to be purchased from time to time for participants in the NSTAR Savings Plan, together with an indeterminate amounts of interests to be offered or sold in the NSTAR Savings Plan.

On April 10, 2012, Northeast Utilities completed its previously announced merger with NSTAR. Pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of October 16, 2010, as amended as of November 1, 2010 and December 16, 2010, by and among Northeast Utilities, NSTAR, NU Holding Energy 1 LLC, a wholly owned subsidiary of Northeast Utilities, and NU Holding Energy 2 LLC, a wholly owned subsidiary of Northeast Utilities, (as amended, the “Merger Agreement”), NU Holding Energy 1 LLC was merged with and into NSTAR, after which NSTAR was merged with and into NU Holding Energy 2 LLC with NU Holding Energy 2 LLC remaining a wholly owned subsidiary of Northeast Utilities (the “Merger”). Effective upon the closing of the Merger, the name of NU Holding Energy 2 LLC was changed to NSTAR LLC. Pursuant to the Merger Agreement, Northeast Utilities issued to NSTAR shareholders 1.312 of its Common Shares for each issued and outstanding NSTAR common share.

At the effective time of the Merger, the NSTAR Plans and the NSTAR Savings Plan were assumed by Northeast Utilities. Awards may continue to be granted following the Merger under the NSTAR 2007 Long Term Incentive Plan; however, no additional awards will be granted under the NSTAR 1997 Share Incentive Plan. Accordingly, the Common Shares registered on this Form S-8 will be issuable pursuant to awards previously granted and outstanding under the NSTAR Plans as of the date of the Merger and awards that may be granted in the future under the NSTAR 2007 Long Term Incentive Plan.  Any award outstanding under the NSTAR Plans at the effective time of the Merger that was not otherwise settled upon the Merger was assumed by Northeast Utilities and converted into an award referenced by Northeast Utilities Common Shares subject to the same terms and conditions applicable to the corresponding NSTAR award, except that the number of Northeast Utilities Common Shares subject to each such converted award is equal to the product, rounded down to the nearest whole number of Northeast Utilities Common Shares, of: (x) the number of NSTAR common shares subject to the corresponding NSTAR stock option or in respect of the corresponding NSTAR award; and (y) 1.312. The exercise price for each converted option is equal to the applicable per share exercise price for the NSTAR common shares underlying such option, divided by 1.312, rounded up to the nearest whole cent. The Form S-8 also includes 4,000,000 Common Shares to be offered or sold from time to time in connection with  the NSTAR Savings Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

Plan Information

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”).

Item 2.

Registrant Information and Employee Plan Annual Information

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

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PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.

Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act are incorporated by reference in this Registration Statement:

(a)

(i) The Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and (ii) Annual Report on Form 11-K of the NSTAR Savings Plan for the year ended December 31, 2010 (File No. 1-14768);

(b)

The Company’s Current Reports on Form 8-K filed on January 5, 2012, January 19, 2012, February 15, 2012, February 21, 2012, March 13, 2012, March 27, 2012 and April 3, 2012, April 6, 2012, April 10, 2012, April 12, 2012 and May 3, 2012; and

(c)

The description of the Company’s Common Shares to be offered hereby contained in the Company’s Registration Statement on Form S-3 (File No. 333-165579) filed on March 19, 2010, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company and the NSTAR Savings Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to items 2.02 or 7.01 of such form), prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.

Description of Securities.

Not applicable.

Item 5.

Interests of Named Experts and Counsel.

The legality of the Common Shares offered pursuant to this Registration Statement will be passed on for the Company by Jeffrey C. Miller, Esq. Assistant General Counsel of Northeast Utilities Service Company, a service company affiliate of the Company. As of May 7, 2012, Mr. Miller beneficially owned approximately 5,719 Common Shares of Northeast Utilities.

Item 6.

Indemnification of Directors and Officers.

Article 34 of the Northeast Utilities’ Declaration of Trust provides that the Trustees, officers, agents or any other representative elected or appointed pursuant to any provision thereof shall not be liable for any act or default on the part of any co-Trustee, or other officer or agent, or for having permitted any co-Trustee or other officer or agent to receive or retain any money or property receivable by the Trustees under the Declaration of Trust, or for errors of judgment in exercising or failing to exercise any of the powers or discretions conferred upon or resting upon them, or for any loss arising out of any investment, or for failure to sue for or to collect any moneys or property belonging to the trust estate, or for any act or omission to act, performed or omitted by them in good faith in the execution of the trusts created under the Declaration of Trust. Each Trustee and every such officer, agent or representative shall be answerable and accountable only for his or her own receipts and for his or her own willful acts, neglects and defaults constituting a breach of trust knowingly and intentionally committed by him or her in bad faith, and not for those of any other, or of any bank, trust company, broker, attorney, auctioneer or other person with whom or into whose hands any property forming part of the trust estate may be deposited or come, or by whom any action relating to the trusts created under the Declaration of Trust may be taken or omitted to be taken; nor shall any Trustee or any such officer, agent or representative be liable or accountable for any defect in title, or for failing to transfer to or vest in the Trustees title to any property or effects for the time being subject to any of the trusts of these presents, or intended or believed to be so subject, or for failing to take out or maintain any or sufficient insurance or for liens or encumbrances upon any such property or effects, or for lack of genuineness or for invalidity of the shares, bonds or other obligations or instruments forming part of or relating to the trust estate, or for any loss, or otherwise, unless the same shall happen through such Trustee's own willful act, neglect or default constituting a breach of trust knowingly and intentionally committed by him or her in bad faith; and the Trustees and each of them and each such officer, agent or representative shall be entitled out of the trust estate to reimbursement for their or his or her reasonable expenses and outlays and to be put in funds and exonerated and indemnified to their or his or her reasonable satisfaction from time to time, against any and all loss, costs, expense and liability incurred or to be incurred by them or him or her in the execution of the trusts created under the Declaration of Trust; and no Trustee, however appointed, shall be obliged to give any bond or surety or other security for the performance of any of his or her duties in the said trusts.

In addition, and without limiting the protection afforded to them, no Trustee, officer, agent or representative shall be liable for monetary damages for breach of fiduciary duty as a Trustee, officer, agent or representative, notwithstanding any provision of law imposing such liability; provided, however, that the provisions of this paragraph shall not be deemed to eliminate or limit any liability which such Trustee, officer, agent or representative would otherwise have under the provisions of the Declaration of Trust (1) for any breach of such person's duty of loyalty to the association or its shareholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (3) for any transaction from which such person derived an improper personal benefit.

Article 34 of the Declaration of Trust also provides that we shall indemnify each of its Trustees and officers against all losses, liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, imposed upon or reasonably incurred by such person in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such person may be involved or with which such person may be threatened, while in office or thereafter, by reason of such person's being or having been such a Trustee or officer, except with respect to any matters as to which such person shall have been finally adjudicated not to have acted in good faith in the reasonable belief that his or her acting was in the best interests of the Company. The Declaration of Trust provides, however, that as to any matter disposed of by a compromise payment by such Trustee or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless a determination is made that indemnification of the Trustee or officer is proper under the circumstances because such Trustee or officer acted in good faith in the reasonable belief that such person's acting was in the best interest of the association. Such determination shall be made (1) by the Board of Trustees by a majority vote of a quorum consisting of Trustees who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable, such a quorum so directs, by independent legal counsel in a written opinion, or (3) by the shareholders.

In performing their duties, any such Trustee or officer who acts in good faith shall be fully protected in relying upon the books of account of the association or of another organization in which he or she serves as contemplated by the Declaration of Trust, reports, opinions and advice to the association or to such other organization by any of its officers or employees or by counsel, accountants, appraisers or other experts or consultants selected with reasonable care or upon other records of the association or of such other organization.

Expenses incurred by any Trustee or officer with respect to any action, suit or proceeding as described above may be paid or advanced by the association prior to the final disposition of such action, suit or proceeding, upon receipt of an undertaking by or on behalf of the Trustee or officer to repay such amount if upon final disposition thereof he or she shall not be entitled to indemnification.

The rights of indemnification provided by the Declaration of Trust are not exclusive of or affect any other right to which any Trustee or officer may be entitled and all such rights shall inure to the benefit of such person's heirs, executors, administrators and other legal representatives. Such other rights shall include the powers, immunities and rights of reimbursement which would be allowable under the laws of the Commonwealth of Massachusetts. We also maintain an insurance policy that insures Trustees and officers against certain liabilities.

Item 7.

Exemption from Registration Claimed.

Not applicable.

Item 8.

Exhibits.

Exhibit Number	Description
3.1	Declaration of Trust (incorporated by reference to Exhibit A.1 to Form U-1, dated June 23, 2005, File No. 70-10315)
5.1*	Opinion of Jeffrey C. Miller, Esq. as to the validity of the Company’s Common Shares being registered
10.1*	NSTAR 2007 Long Term Incentive Plan, effective May 3, 2007
10.2*	NSTAR 1997 Share Incentive Plan, as amended January 24, 2002
23.1*	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of McGladrey LLP
23.4*	Consent of Caturano and Company, Inc.
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
*	Filed herewith

Item 9.

Undertakings.

The undersigned Registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for purposes of determining any liability under the Securities Act of 1933, each filing of such Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Northeast Utilities, the Registrant, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts on the 7th day of May, 2012.

NORTHEAST UTILITIES (Registrant)
By: /s/ THOMAS J. MAY Thomas J. May President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Gregory B. Butler, James J. Judge, Jeffrey C. Miller and Richard J. Morrison as his or her true and lawful attorney-in-fact with full power of substitution and resubstitution, in any and all capacities, to sign this Registration Statement or amendments (including, without limitation, post-effective amendments) thereto and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and conforming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ THOMAS J. MAY Thomas J. May	President and Chief Executive Officer and a Trustee (Principal Executive Officer)	May 7, 2012
/s/ JAMES J. JUDGE James J. Judge	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2012

Signature	Title	Date
/s/ JAY S. BUTH Jay S. Buth	Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 7, 2012
/s/ CHARLES W. SHIVERY Charles W. Shivery	Chairman of the Board and a Trustee	May 7, 2012
Richard H. Booth	Trustee
/s/ JOHN S. CLARKESON John S. Clarkeson	Trustee	May 7, 2012
/s/ COTTON M. CLEVELAND Cotton M. Cleveland	Trustee	May 7, 2012
/s/ SANFORD CLOUD, JR. Sanford Cloud, Jr.	Trustee	May 7, 2012
/s/ JAMES S. DISTASIO James S. DiStasio	Trustee	May 7, 2012
/s/ FRANCIS A. DOYLE Francis A. Doyle	Trustee	May 7, 2012
/s/ CHARLES K. GIFFORD Charles K. Gifford	Trustee	May 8, 2012
Paul A. La Camera	Trustee
/s/ KENNETH R. LEIBLER Kenneth R. Leibler	Trustee	May 7, 2012

Signature	Title	Date
/s/ WILLIAM C. VAN FAASEN William C. Van Faasen	Trustee	May 7, 2012
/s/ FREDERICA M. WILLIAMS Frederica M. Williams	Trustee	May 7, 2012
/s/ DENNIS R. WRAASE Dennis R. Wraase	Trustee	May 7, 2012

The Plan.  Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on this 8th day of May, 2012.

NSTAR SAVINGS PLAN

By:

/s/ CHRISTINE M. CARMODY

Christine M. Carmody

Plan Administrator

EXHIBIT INDEX

Exhibit Number	Description
3.1	Declaration of Trust (incorporated by reference to Exhibit A.1 to Form U-1, dated June 23, 2005, File No. 70-10315)
5.1*	Opinion of Jeffrey C. Miller, Esq. as to the validity of the Company’s Common Shares being registered
10.1*	NSTAR 2007 Long Term Incentive Plan, effective May 3, 2007
10.2*	NSTAR 1997 Share Incentive Plan, as amended January 24, 2002
23.1*	Consent of Jeffrey C. Miller, Esq. (included in Exhibit 5.1)
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of McGladrey LLP
23.4*	Consent of Caturano and Company, Inc.
24.1*	Power of Attorney (included on the signature page of this Registration Statement)
*	Filed herewith

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